Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is made and entered into as of March 13, 2023 (the “Effective Date”), by and between Carriage Services, Inc., a Delaware corporation (the “Company”) and Kian Granmayeh (hereafter “Executive”). The Company and Executive may sometimes hereafter be referred to singularly as a “Party” or collectively as the “Parties.”
WITNESSETH:
WHEREAS, the Company desires to secure the employment services of Executive subject to the terms and conditions hereafter set forth;

NOW, THEREFORE, in consideration of Executive’s employment with the Company, and the premises and mutual covenants contained herein, the Parties hereto agree as follows:

1.Employment Position and Defined Terms. During the Employment Period (as defined in Section 4), the Company shall employ Executive, and Executive shall serve, as Executive Vice President, Chief Financial Officer and Treasurer of the Company. Executive shall also serve as an officer of any subsidiary of the Company as may be requested by the Company. Executive shall perform such other duties which are from time to time assigned to him and are not inconsistent with the provisions hereof. Executive’s principal place of Employment shall be at the main business offices of the Company in Houston, Texas. Defined terms used in the Agreement that are not otherwise defined herein when first used are defined in Sections 6(g) and 10(d).

2.Compensation.

(a)Base Salary. The Company shall pay to Executive during the Employment Period an annual salary at a rate of not less than Five Hundred Thousand Dollars ($500,000.00) per full calendar year of service (the “Base Salary”). Executive’s Base Salary may increase at the discretion of the Compensation Committee or its duly authorized delegate and shall be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation to similarly situated employees, but no less frequently than monthly. Nothing contained herein shall preclude the payment of any other compensation to Executive at any time as determined by the Compensation Committee.

(b)Annual Bonus. In addition to the Base Salary in Section 2(a), Executive shall be eligible for an annual, discretionary incentive award (the “Annual Bonus”) for each full calendar year that he is employed hereunder, as determined in the sole discretion of the Compensation Committee (or its duly authorized delegate) upon consideration of, among other things, corporate and individual performance for the year. The Annual Bonus shall be payable before March 15 of the year following the calendar year to which the Annual Bonus relates, following the certification of applicable year-end financial results. Executive must be employed by the Company on the payment date in order to earn and receive an Annual Bonus and thus Executive shall have no entitlement to any Annual Bonus before that date. The Executive’s “Target Annual Bonus” shall be established by the Compensation Committee, or its duly authorized delegate, at the beginning of each year and shall be a percentage of Executive’s Base Salary, not to be less

Kian Granmayeh’s Employment Agreement	1

Exhibit 10.1

than 100% (it being understood that the actual Annual Bonus eventually earned could be lesser or greater than the Target Annual Bonus).

(c)Stock Grant. Executive shall also be awarded a grant of 15,000 restricted shares of Company stock on the Effective Date of this Agreement (the “Initial Stock Grant”). The Initial Stock Grant shall be subject to a three-year vesting schedule.

3.Duties and Responsibilities of Executive. During the Employment Period, Executive shall devote his full working time to (a) the business of the Company and its Affiliates and (b) performance of the duties and responsibilities assigned to Executive to the best of Executive’s ability and with reasonable diligence. Executive’s Employment shall also be subject to the policies maintained and established by the Company, as such policies may be amended from time to time. Executive shall at all times use his best efforts to comply in good faith with laws applicable to Executive’s actions on behalf of the Company and its Affiliates.

4.Term of Employment; Termination Rights.

(a)Term. Executive’s term of Employment with the Company under this Agreement shall be for the period from the Effective Date through the date that is three (3) years from the Effective Date (the “Initial Term”).

On the third anniversary of the Effective Date, and on each subsequent anniversary thereafter, this Agreement shall automatically renew and extend for a period of 12 months (each such 12-month period being a “Renewal Term”), unless written notice of non-renewal is delivered from either Party to the other not less than sixty (60) days prior to the expiration of the then-existing Initial Term or Renewal Term, as applicable. Notwithstanding the foregoing, Executive’s Employment pursuant to this Agreement may be terminated prior to the expiration of the then-existing Initial Term or Renewal Term in accordance with this Agreement.
The period from the Effective Date through the Executive’s Termination Date (for whatever reason) shall be referred to herein as the “Employment Period.”

(b)Continued Availability Post-Termination. Executive agrees to remain available for twelve (12) months beyond the Employment Period during normal business hours to provide reasonable assistance to the Company or its Affiliates in the event that the Company or an Affiliate become involved in litigation (or another type of dispute or controversy) regarding matters of which Executive has relevant knowledge resulting from Executive’s Employment; provided that such assistance does not unreasonably interfere with the employment duties of Executive with another employer following the Termination Date. Such post-termination assistance shall be provided by Executive in the capacity of an independent contractor at an agreed-upon, reasonable consulting fee, and shall not be deemed to create or continue an employee-employer or fiduciary relationship, or to represent a continuation of this Agreement.

5.Benefits. Subject to the terms and conditions of this Agreement, during the Employment Period, Executive shall be entitled to all of the following:

Kian Granmayeh’s Employment Agreement	2

Exhibit 10.1

(a)Reimbursement of Business Expenses. The Company shall reimburse Executive for all reasonable travel, entertainment and other business expenses paid or incurred by Executive in the performance of duties hereunder, provided that such expenses are incurred and accounted for in accordance with the expense reimbursement policies and procedures established by the Company from time to time. Such reimbursement shall in all cases be made in compliance with Section 30.

(b)Discretionary Vacation Time. Executive’s work is routinely performed outside of a traditional work schedule and Executive is required to manage his own work schedule and time away from work, including vacation and personal time, in a manner that allows Executive to fulfill his duties and does not negatively impact the Company. Executive is not entitled to a fixed amount of vacation or personal time and will not accrue vacation or personal time balances

(c)Other Employee Benefits. Executive shall be entitled to participate in any retirement, 401(k), profit-sharing, and other employee benefits plans or programs of the Company to the same extent as available to other similarly situated employees of the Company under the terms of such plans or programs. Executive shall also be entitled to participate in any group insurance, hospitalization, medical, dental, health, life, accident, disability and other employee benefits plans or programs of the Company to the extent available to other similarly situated employees of the Company, and their spouses and eligible dependents, under the terms of such plans or programs including, without limitation, any medical expense reimbursement account and post-retirement medical program as made available to other similarly situated employees of the Company.

(d)Equity Incentive Awards. Executive shall be eligible to participate in the Company’s 2017 Omnibus Incentive Plan, as it may be amended from time to time (the “LTIP”), or any other incentive plan sponsored by the Company which provides for equity grants of incentive awards. The terms and conditions of any equity incentive award granted to Executive shall be set forth in the incentive plan document and award agreement governing such award.
The Executive’s “Target Annual Long Term Incentive Award” shall be established by the Compensation Committee, or its duly authorized delegate, at the beginning of each year and shall be a percentage of Executive’s Base Salary, not to be less than 175% (it being understood that the actual Target Annual Long Term Incentive Award eventually earned could be lesser or greater than the Target Annual Bonus).

6.Rights and Payments upon Termination. The Executive’s right to compensation and benefits for periods after the Termination Date shall be determined in accordance with this Section 6. Except as otherwise expressly required by law or as specifically provided in an employee benefit plan or under this Agreement, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts under this Agreement shall cease upon the Termination Date.

(a)Minimum Payments. As of the Termination Date, Executive shall be entitled to the following minimum payments under this Section 6(a), in addition to any other payments or benefits which Executive is entitled to receive under the terms of any employee benefit plan or program, state law, Company policy, or under Section 6(b):

Kian Granmayeh’s Employment Agreement	3

Exhibit 10.1

(1)accrued but unpaid Base Salary through the Termination Date; provided that, if Executive’s termination is due to Disability, such amount shall be net of the amount of any benefits received or payable under any disability insurance policy maintained by the Company for Executive, if applicable, which policy provides for income replacement benefits due to the Executive’s inability to work as the result of his qualifying Disability; and

(2)reimbursement of reasonable business expenses that were incurred but unpaid as of the Termination Date.

Amounts payable under this Section 6(a) shall be paid in accordance with the Company’s normal procedures for making payments following termination of Employment by a similarly situated employee.

(b)Severance Payments.

(1)Death. If Executive dies during the Initial Term or any then-existing Renewal Term and while in Employment, the Company shall pay Executive’s Designated Beneficiary (A) the Executive’s Base Salary, in installments, through the end of the Initial Term or any then-existing Renewal Term which was in effect at the time of Executive’s death; and (B) a pro rata amount of the Target Annual Bonus described in Section 2(b) for the year in which the death occurred, based on the number of days Executive was employed in such year in comparison to 365, and based on actual performance of any applicable performance metrics through the end of the performance period. Such amounts shall be paid to Executive’s Designated Beneficiary by no later than the date necessary to qualify each such payment as a “short-term deferral” within the meaning of Treas. Reg. § l.409A l(b)(4).

(2)Disability. If, during the Initial Term or any then-existing Renewal Term, Executive’s Employment is terminated by the Company due to Executive’s Disability, the Company shall, subject to Section 6(e), pay Executive (A) the Executive’s Base Salary, in installments, through the end of the Initial Term or any then-existing Renewal Term which was in effect at the time of Executive’s disability; and (B) pay Executive a pro rata amount of the Target Annual Bonus described in Section 2(b) for the year in which the Termination Date occurred, based on the number of days Executive was employed in such year in comparison to 365, and based on actual performance of any applicable performance metrics through the end of the performance period. Such pro rata amount of the Target Annual Bonus shall be paid on the later of (1) the Company’s first regular payroll date that occurs after the Release (as defined in Section 6(e), below) is no longer revocable (the “First Payment Date”), or (2) the payment date that an Annual Bonus for the year of termination otherwise would have been payable pursuant to Section 2(b), had Executive’s Employment not been terminated (provided, that, in no event shall such payment occur later than the date necessary to qualify such payment as a “short-term deferral” within the meaning of Treas. Reg. § l.409A l(b)(4)).

Kian Granmayeh’s Employment Agreement	4

Exhibit 10.1

(3)Involuntary Termination Without Cause (Other than Due to Death or Disability) Not Within Corporate Change Period. If Executive’s Employment is terminated by the Company without Cause (other than on account of Executive’s death or Disability), and such Termination Date does not occur within a Corporate Change Period, the Company shall, subject to Section 6(e), provide to Executive (A) continued payment of Executive’s Base Salary as in effect on the Termination Date, in arrears, for a period of 24 months following the Termination Date, where the first such payment shall be made on the First Payment Date and shall include all payments, if any, without interest, that would have otherwise been made pursuant to this Section 6(b)(3)(A) between the Termination Date and the First Payment Date; and (B) a pro rata amount of the Target Annual Bonus described in Section 2(b), for the year in which the Termination Date occurred, based on the number of days Executive was employed in such year in comparison to 365, and based on actual performance of any applicable performance metrics through the end of the performance period, where such pro rata amount of the Target Annual Bonus shall be paid on the later of (i) the First Payment Date or (ii) the payment date that an Annual Bonus for the year of termination otherwise would have been payable pursuant to Section 2(b), had Executive’s Employment not been terminated (provided, that, in no event shall such payment occur later than the date necessary to qualify such payment as a “short-term deferral” within the meaning of Treas. Reg. § l.409A l(b)(4)).

(4)Involuntary Termination Without Cause (Other than Due to Death or Disability) Within Corporate Change Period or Termination by Executive for Good Reason Within Corporate Change Period. If Executive’s Employment is terminated by the Company without Cause (other than on account of Executive’s death or Disability) during a Corporate Change Period, or if Executive terminates his Employment due to Good Reason during a Corporate Change Period, the Company shall, subject to Section 6(e), provide to Executive (A) a lump sum equal to two times the sum of (i) Executive’s Base Salary as in effect on the Termination Date (or as of the date of the Corporate Change, if higher), plus (ii) Executive’s Target Annual Bonus, with such total amount to be paid on the First Payment Date.

(5)Other Termination of Employment. For purposes of clarity, in the event that (A) Executive voluntarily resigns or otherwise voluntarily terminates Employment, except due to Good Reason within a Corporate Change Period, or (B) Executive’s Employment is terminated due to Cause then, in any such event under clause (A) or (B), the Company shall have no obligation to provide the severance benefits described in this Section 6(b) or the coverage described in Section 6(c), except to offer COBRA coverage (as required by COBRA law) but not at the rate described in Section 6(c). However, Executive shall still be entitled to the minimum benefits provided under Section 6(a).

(6)No Duplication of Severance Benefits. The severance payments provided under this Section 6(b) shall supersede and replace any severance payments under any severance pay plan or similar agreement that the Company or any Affiliate maintains for key management employees or employees generally.

Kian Granmayeh’s Employment Agreement	5

Exhibit 10.1

(c)Subsidized COBRA Coverage for Certain Terminations.

The provisions of this Section 6(c) shall apply only with respect to an Executive who becomes entitled to receive benefits under Section 6(b)(1), (2), (3) or (4) on account of his qualifying termination from Employment:

(1)In the event that Executive timely elects continuation coverage under any of the Company’s “group health plans” within the meaning of Treasury Regulations Section 54.4980B-2 Q/A-1 (collectively, the “Health Plan”) on behalf of himself and any of his eligible covered dependents (including his spouse) pursuant to COBRA, following the Termination Date, the Company shall, subject to Section 6(e), pay on Executive’s behalf or reimburse Executive for an amount equal to the monthly premium for such COBRA coverage for each month during which such COBRA coverage is in effect during the period commencing on the Termination Date and ending upon the earliest of (x) the date that is eighteen (18) months following the Termination Date, (y) the date that Executive and Executive’s covered dependents become no longer eligible for COBRA coverage, or (z) the date Executive becomes eligible to receive group healthcare coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility). In all other respects, Executive and his dependents shall be treated the same as any other qualified beneficiaries under the Health Plan and COBRA.

(2)Notwithstanding Section 6(c)(1) to the contrary, the Company may alter the manner in which health benefits are provided to Executive under such Section following termination of Executive’s Employment to the extent the Company reasonably determines is necessary for purposes of satisfying Code Section 105(h)(2) or avoiding the imposition of an excise tax on the Company or any of its Affiliates, provided that such alterations do not materially decrease coverage or increase the after-tax cost to Executive of such benefits.

(d)Accelerated Vesting of Equity Awards. To the extent Executive received any equity incentive award that is not fully vested as of the Termination Date, the following shall apply with respect to each such award, unless the applicable award agreement provides for more generous treatment of such award:

(1)subject to compliance with the Release requirements in Section 6(e), if Executive becomes entitled to receive benefits under Section 6(b)(1), (2) or (4) on account of his qualifying termination from Employment, (i) Executive shall become immediately 100% vested in any outstanding awards of restricted stock, stock options and any other equity incentive awards granted under the LTIP (or any other equity incentive plan of the Company) that vest solely based on the passage of time, and (ii) with respect to any awards that vest based on the attainment of performance-based vesting conditions, Executive shall be considered to have remained in Employment through the end of the applicable performance period (with any such award being paid out within 60 days following the end of the applicable performance period, provided that applicable performance targets have been met); and

Kian Granmayeh’s Employment Agreement	6

Exhibit 10.1

(2)except as specifically provided in Section 6(d)(1), all unvested equity incentive awards shall be treated in accordance with the terms of the outstanding award agreement or plan document, as applicable.

(e)Release Agreement. Notwithstanding any provision of the Agreement to the contrary, in order to receive the vesting acceleration provided under Section 6(d), or the severance payments and benefits provided under Sections 6(b) or (c), the Executive must first execute an appropriate release agreement (on a form provided by the Company) (a “Release”) whereby the Executive agrees to release and waive, in return for such vesting acceleration or severance benefits, any claims that Executive may have against the Company or any of its Affiliates including, without limitation, for unlawful discrimination (e.g., Title VII of the Civil Rights Act); provided, however, such release agreement shall not release any claim or cause of action by or on behalf of the Executive for (a) any payment or benefit that may be due or payable under this Agreement or any vested benefits under any employee benefit plan or program or (b) non-payment of salary or benefits to which Executive is entitled from the Company as of the Termination Date. The Release must be provided to Executive within five (5) days following the Termination Date, and signed by Executive and returned to the Company, and any applicable revocation period must have expired, no later than thirty (30) days following the Termination Date.

(f)Reduction of Payments. Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in Code Section 280G(c)), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any of its Affiliates, would constitute a “parachute payment” (as defined in Code Section 280G(b)(2)), then the payments and benefits provided for in this Agreement shall be reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company and its Affiliates will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Code Section 280G(b)(3)) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Code Section 4999. The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to the extent of any such reduction in the amount of the payments and benefits provided hereunder shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 6(f) shall require the Company to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Code Section 4999.

Kian Granmayeh’s Employment Agreement	7

Exhibit 10.1

(g)Definitions.
(1)“Affiliate” means any incorporated or unincorporated trade or business or other entity or person, other than the Company, that along with the Company is considered a single employer under Code Section 414(b) or Code Section 414(c); provided, however, (a) in applying Code Section 1563(a)(l), (2), and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Code Section 1563(a)(l), (2), and (3), and (b) in applying Treasury Regulation Section l.414(c)-2 for the purposes of determining trades or businesses (whether or not incorporated) that are under common control for the purposes of Code Section 414(c), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Treasury Regulation Section l.414(c)-2.

(2)“Board” means the then-current Board of Directors of the Company.

(3)“Cause” means any of the following: (A) Executive’s conviction of, or plea of no contest to, a misdemeanor involving moral turpitude or a felony; (B) Executive’s repeated failure or refusal to perform all of his duties, obligations and agreements herein contained or imposed by law, including his fiduciary duties, to the reasonable satisfaction of the Board; (C) Executive’s commission of acts amounting to gross negligence or willful misconduct to the material detriment of the Company; or (D) Executive’s material breach of any provision of this Agreement or uniformly applied provision of the Company’s employee handbook or other personnel policies, including without limitation, its Code of Business Conduct and Ethics. Such determination of “Cause” shall be made by the Board and, in the event of circumstances described in clause (B) or (D) above, the Board shall give written notice to Executive specifying such circumstances and providing a period of 30 days in which Executive shall be allowed to cure such circumstances, if capable of cure.

(4)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(5)“Code” means the Internal Revenue Code of 1986, as amended.

(6)“Compensation Committee” means the Compensation Committee of the Board.

(7)“Corporate Change” means a “Corporate Transaction” or “Change in Control” (as defined in the LTIP).

(8)“Corporate Change Period” means the 24-month period following the occurrence of a Corporate Change.

(9)“Designated Beneficiary” means the Executive’s surviving spouse, if any. If there is no such surviving spouse at the time of Executive’s death, then the Designated

Kian Granmayeh’s Employment Agreement	8

Exhibit 10.1

Beneficiary hereunder shall be Executive’s estate after the legal representative of such estate provides satisfactory evidence thereof to the Company (or its delegate) within the one-year period following Executive’s date of death.

(10)“Director” means a Board member.

(11)“Disabled” or “Disability” shall mean that Executive has become incapacitated by accident, illness or other circumstance which has rendered him mentally or physically incapable of performing the duties and services required of him hereunder on a full-time basis for a period of at least 365 consecutive days. Evidence of such Disability shall be certified by a physician acceptable to both the Company and Executive. In the event that the Parties are not able to agree on the choice of a physician, each shall select one physician who, in turn, shall select a third physician to render such certification. All reasonable costs directly relating to the determination of whether Executive has incurred a Disability for purposes of this Agreement shall be paid by the Company.

(12)“Dispute” means any dispute, disagreement, claim, or controversy arising from, in connection with, or relating to (A) the Employment, or termination of Employment, of Executive, or (B) the Agreement, or the validity, interpretation, performance, breach or termination of the Agreement.

(13)“Employment” means employment by the Company or any Affiliate.

(14)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(15)“Good Reason” means the occurrence of any of the following actions if taken without Executive’s prior written consent: (A) any material breach by the Company to comply with its obligations under the terms of the Agreement; (B) any material diminution in the Executive’s responsibilities, authority or duties, (C) a 10% or greater reduction of the sum of Executive’s Base Salary and Target Annual Bonus; or (D) any change greater than 50 miles in the permanent location at which Executive performs services for the Company. The Executive shall give written notice to the Board specifying such actions within 90 days of the initial existence of such action and providing a period of 30 days in which the Company shall be allowed to cure such circumstances. Provided that the condition purporting to give rise to the Good Reason event is not cured within the 30-day cure period, Executive must exercise his right to terminate this Agreement for Good Reason within 120 days after the initial existence of the Good Reason event.

(16) “Termination Date” means the date on which Executive’s Employment terminates for whatever reason.

7.Notice of Termination. Any termination of Executive’s Employment by the Company or the Executive other than for death shall be communicated by Notice of Termination to the other Party hereto. For purposes of this Agreement, the term “Notice of Termination” means (a) a

Kian Granmayeh’s Employment Agreement	9

Exhibit 10.1

written notice which indicates the specific termination provision of this Agreement relied upon, (b) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s Employment under the provision so indicated, and (c) specifies a Termination Date which, if submitted by Executive, shall be at least thirty (30) days following the date of such Notice of Termination unless such termination is for Good Reason within a Corporate Change Period (in which case the requirements for a termination due to Good Reason shall apply); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Termination Date to any date that occurs following the date of receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination. A Notice of Termination submitted by the Company may provide for a Termination Date on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. The failure by the Company or Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive or otherwise prejudice any right of such Party hereunder or preclude such Party from asserting such fact or circumstance in enforcing such Party’s rights hereunder.

8.No Mitigation. Except as provided in Section 6(f) regarding excess parachute payments, Executive shall not be required to mitigate the amount of any payment or other benefits provided under this Agreement by seeking other employment or in any other manner.

9.Restrictive Covenants. As an inducement to the Company to enter into this Agreement, Executive represents to, and covenants with or in favor of, the Company that Executive will comply with all of the restrictive covenants in Sections 10 through 16, as a condition to the Company’s obligation to provide any benefits to Executive under this Agreement.

10.Trade Secrets.

(a)Access to Trade Secrets. As of the Effective Date and on an ongoing basis, the Company agrees to give Executive access to Trade Secrets which the Executive did not have access to, or knowledge of, before Executive’s commencement of Employment.

(b)Agreement Not to Use or Disclose Trade Secrets. In exchange for the Company’s promises to provide Executive with access to Trade Secrets, and the other consideration and benefits provided to Executive under this Agreement, Executive agrees that, during the Employment Period and any time thereafter, not to disclose to anyone, including, without limitation, any person, firm, corporation or other entity, or publish or use for any purpose, any Trade Secrets, except (1) as required in the ordinary course of the business of the Company or an Affiliate or (2) as authorized by the Company or Affiliate, as applicable. Executive acknowledges that Trade Secrets (A) have been and will be developed or acquired by the Company (or an Affiliate) through the expenditure of substantial time, effort and money and (B) provide the Company (or an Affiliate) with an advantage over competitors who do not know or use Trade Secrets.

Executive shall hold in a fiduciary capacity for the benefit of the Company (or its Affiliate, as applicable) any Trade Secret relating to the Company or any of its Affiliates, and

Kian Granmayeh’s Employment Agreement	10

Exhibit 10.1

their respective businesses, which (a) has been obtained by Executive during his Employment and (b) is not public knowledge other than via an unauthorized disclosure made by Executive in violation of this Agreement. Executive acknowledges and agrees that all Trade Secrets are, and will continue to be, the exclusive property of the Company or Affiliate, as applicable.

Executive shall not at any time disclose to any person or entity, or publish, or use for any unauthorized purpose, any Trade Secret, except as the Company directs or under compulsion of law. Executive agrees to give notice to the Company of any attempt to compel disclosure of any Trade Secret within five (5) business days after Executive is informed that such disclosure is being, or will be, compelled. Any such notice shall contain a copy of the subpoena, order or other process used to compel disclosure.

The agreements and covenants in this Section 10(b) apply to all Trade Secrets, whether now known or later to become known to Executive. In addition, these provisions shall be in addition to, and not limit or restrict in any way, any other confidentiality agreement or covenant between the Executive and the Company or any of its Affiliates.

(c)Agreement to Refrain from Defamatory Statements. Executive shall refrain, both during the Employment Period and thereafter, from publishing any oral or written statements about any directors, partners, officers, employees, agents, investors or representatives of the Company or any Affiliate that are (1) slanderous, libelous, or defamatory; (2) disclose private or confidential information about the business affairs, directors, partners, officers, employees, agents, investors or representatives of the Company or any Affiliate; (3) constitute an intrusion into the seclusion or private lives of any such person; (4) give rise to unreasonable publicity about the private life of any such person; (5) place any such person in a false light before the public; or (6) constitute a misappropriation of the name or likeness of any such person.

(d)Definitions. The following terms, when used in this Agreement, are defined below:

(1)“Restricted Territory” means any county, or equivalent political or governmental subdivision, of any state, district, or territory of the continental United States in which the Company or any of its Affiliates conducts its business; and any area adjacent to such counties, or equivalent political or governmental subdivision, to the extent such adjacent areas are within a 50-mile radius of any funeral home, cemetery or other death care business owned or operated by the Company or any of its Affiliates as of the Termination Date.

(2)“Trade Secrets” means any and all information and materials (in any form or medium) that are proprietary to the Company or an Affiliate, or are treated as confidential by the Company or an Affiliate as part of, or relating to, any portion of its or their businesses (whether or not owned or developed by the Company or an Affiliate) and that are not generally known by other persons or entities in the same type of business.

For purposes of the Agreement, Trade Secrets include, without limitation, the following: all of the Company’s or Affiliate’s research, technical and business

Kian Granmayeh’s Employment Agreement	11

Exhibit 10.1

information, whether patentable or not, which is of a confidential, trade secret or proprietary character, and which is either developed by the Executive alone, or with others or by others; all non-public information that the Company or an Affiliate has marked as confidential or has otherwise described to Executive (either in writing or orally) as confidential; all non-public information concerning the Company’s or Affiliate’s products, services, prospective products or services, research, prospects, leases, designs, prices, costs, marketing plans, marketing techniques, studies, customers, investors, suppliers and contracts; all business records and plans; all personnel files; all financial information of or concerning the Company or an Affiliate; all information relating to the Company’s operating system software, application software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights and other intellectual property; all technical specifications; any proprietary information belonging to the Company or an Affiliate; all computer hardware or software manuals of the Company or an Affiliate; all Company or Affiliate training or instruction manuals; all Company or Affiliate electronic data; and all computer system passwords and user codes.

11.Duty to Return Company Documents and Property. Upon the Termination Date, Executive shall immediately return and deliver to the Company any and all papers, books, records, documents, memoranda and manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Company or relating to its business, in Executive’s possession, whether prepared by Executive or others. If at any time after the Termination Date, Executive determines that Executive has any Trade Secrets in Executive’s possession or control, Executive shall immediately return them to the Company, including all copies thereof.

12.Best Efforts and Disclosure. Executive agrees that, while employed with the Company under this Agreement, Executive’s services shall be devoted on a full time basis to the Company’s business, and Executive shall use best efforts to promote its success. Further, Executive shall promptly disclose to the Company all ideas, inventions, computer programs, and discoveries, whether or not patentable or copyrightable, which Executive may conceive or make, alone or with others, during Executive’s period of Employment, whether or not during working hours, and which directly or indirectly:

(a)relate to a matter within the scope, field, duties or responsibility of Executive’s Employment or within the scope or field of the Company’s or an Affiliate’s business; or

(b)are based on any knowledge of the actual or anticipated business or interests of the Company; or

(c)are aided by the use of time, materials, facilities or information of the Company or an Affiliate.

Executive assigns to the Company, without further compensation, any and all rights, titles and interest in all such ideas, inventions, computer programs and discoveries in all countries of the world.

Kian Granmayeh’s Employment Agreement	12

Exhibit 10.1

13.Inventions and Other Works. Any and all writings, computer software, inventions, improvements, processes, procedures and/or techniques which Executive may make, conceive, discover, or develop, either solely or jointly with any other person or persons, at any time during Executive’s period of Employment, whether at the request or upon the suggestion of the Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company. Executive agrees to take any and all actions necessary or appropriate so that the Company can prepare and present applications for copyright or letters patent therefor, and secure such copyright or letters patent wherever possible, as well as reissue renewals, and extensions thereof, and obtain the record title to such copyright or patents. Executive shall not be entitled to any additional or special compensation or reimbursement regarding any such writings, computer software, inventions, improvements, processes, procedures and techniques. Executive acknowledges that the Company from time to time may have agreements with other persons or entities which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. Executive agrees to be bound by all such obligations and restrictions, and to take all action necessary to discharge the obligations of the Company.

14.Non-Solicitation Restriction. Executive hereby agrees that in order to protect Trade Secrets, it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promises between the Company and Executive in Sections 9 through 13 and other provisions of this Agreement. During the Executive’s Employment and for a period of two (2) years following the Termination Date (regardless of the reason for termination), Executive hereby covenants and agrees that he will not, directly or indirectly, without obtaining the express written consent of the Board, either individually or as a principal, partner, agent, consultant, contractor, employee, or as a director or officer of any entity, or in any other manner or capacity whatsoever, except on behalf of the Company, solicit business, attempt to solicit business, or conduct business, in products or services competitive with any products or services offered or performed by the Company or its Affiliates as of the Termination Date within the Restricted Territory.

15.Non-Competition Restriction. Executive hereby agrees that in order to protect Trade Secrets, it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promises between the Company and Executive in Sections 9 through 14 and other provisions of this Agreement. Executive hereby covenants and agrees that during Executive’s period of Employment, and for a period of two (2) years following the Termination Date (regardless of the reason for termination), Executive will not, without obtaining the express written consent of the Company, engage in any capacity, directly or indirectly (whether as proprietor, stockholder, director, partner, employee, agent, independent contractor, consultant, trustee, or in any other capacity), with respect to any entity which is or may be in the funeral, mortuary, crematory, cemetery or burial insurance business or in any business related thereto (a) as part of any of the companies or entities listed on Schedule I hereto, or (b) within the Restricted Territory (in each case, a “Competing Enterprise”); provided, however, Executive shall not be deemed to be participating or engaging in a Competing Enterprise solely by virtue of the

Kian Granmayeh’s Employment Agreement	13

Exhibit 10.1

ownership of not more than one percent (1%) of any class of stock or other securities which are publicly traded on a national securities exchange or in a recognized over-the-counter market.

16.No Recruitment Restriction. Executive agrees that during Executive’s period of employment with the Company or its Affiliates, and for a period of two (2) years following the Termination Date (regardless of the reason for termination), without obtaining the express written consent of the Company, Executive shall not, either directly or indirectly, or by acting in concert with another person or entity, (a) hire any employee or independent contractor performing services for the Company or any Affiliate, or any such individual who performed services for the Company or any Affiliate at any time during the one-year period ending on the Termination Date, or (b) solicit or influence or seek to solicit or influence, any employee or independent contractor performing services for the Company or any Affiliate, or any such individual who performed services for the Company or any Affiliate at any time during the one-year period ending on the Termination Date, to terminate, reduce or otherwise adversely affect such individual’s employment or other relationship with the Company or any Affiliate.

17.Tolling. If Executive violates any of the restrictions contained in Sections 9 through 16, then notwithstanding any provision hereof to the contrary, the restrictive period will be suspended and will not run in favor of Executive from the time of the commencement of any such violation, unless and until such time when the Executive cures the violation to the reasonable satisfaction of the Company.

18.Reformation. If a court or arbitrator rules that any time period or the geographic area specified in any restrictive covenant in Sections 9 through 16 is unenforceable, then the time period will be reduced by the number of months, or the geographic area will be reduced by the elimination of such unenforceable portion, or both, so that the restrictions may be enforced in the geographic area and for the time to the full extent permitted by law.

19.No Previous Restrictive Agreements. Executive represents that, except as disclosed in writing to the Company as of the Effective Date, Executive is not bound by the terms of any agreement with any previous employer or other third party to (a) refrain from using or disclosing any confidential or proprietary information in the course of Executive’s Employment or (b) refrain from competing, directly or indirectly, with the business of such previous employer or any other person or entity. Executive further represents that Executive’s performance under this Agreement and work duties for the Company do not, and will not, breach any agreement to keep in confidence any proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive’s Employment, and Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

20.Conflicts of Interest. In keeping with Executive’s fiduciary duties to the Company, Executive hereby agrees that Executive shall not become involved in a conflict of interest, or upon discovery thereof, allow such a conflict to continue at any time during Executive’s period of Employment. In this respect, Executive agrees to fully comply with the conflict of interest agreement entered into by Executive as an employee, officer or director of the Company or an

Kian Granmayeh’s Employment Agreement	14

Exhibit 10.1

Affiliate. In the instance of a violation of the conflict of interest agreement to which Executive is a party, it may be necessary for the Company to terminate Executive’s Employment for Cause.

21.Remedies. Executive acknowledges that the restrictions contained in Sections 9 through 20 of this Agreement, in view of the nature of the Company’s business, are reasonable and necessary to protect the Company’s legitimate business interests, and that any violation of this Agreement would result in irreparable injury to the Company. In the event of a breach or a threatened breach by Executive of any provision of Sections 9 through 20 of this Agreement, the Company shall be entitled to a temporary restraining order and injunctive relief restraining Executive from the commission of any breach, and to recover the Company’s attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any such breach or threatened breach, including, without limitation, the recovery of money damages, attorneys’ fees, and costs. These covenants and agreements shall each be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and agreements.

22.No Interference. Notwithstanding any other provision of this Agreement, (a) Executive may disclose confidential information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over Executive or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information, in each case, subject to Executive’s obligations to notify the Company under Section 10(b); and (b) nothing in this Agreement is intended to interfere with Executive’s right to (1) report possible violations of state or federal law or regulation to any governmental or law enforcement agency or entity; (2) make other disclosures that are protected under the whistleblower provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies); (3) file a claim or charge any governmental agency or entity; or (4) testify, assist, or participate in an investigation, hearing, or proceeding conducted by any governmental or law enforcement agency or entity, or any court. For purposes of clarity, in making or initiating any such reports or disclosures or engaging in any of the conduct outlined in subsection (b) above, Executive may disclose confidential information to the extent necessary to such governmental or law enforcement agency or entity or such court, need not seek prior authorization from the Company, and is not required to notify the Company of any such reports, disclosures or conduct.

23.Defend Trade Secrets Act. Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation against the Company for reporting a

Kian Granmayeh’s Employment Agreement	15

Exhibit 10.1

suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

24.Withholdings; Right of Offset. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, (b) all other normal employee deductions made with respect to Company’s employees generally, and (c) any advances made to Executive and owed to Company.

25.Severability. It is the desire of the Parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction, the Parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

26.Title and Headings; Construction. In the interpretation of the Agreement, except where the context clearly otherwise requires:
(a)“including” or “include” does not denote or imply any limitation;

(b)“or” has the inclusive meaning “and/or”;

(c)the singular includes the plural, and vice versa, and each gender includes each of the others;

(d)captions or headings are only for reference and are not to be considered in interpreting the Agreement;

(e)“Section” refers to a Section of the Agreement, unless otherwise stated in the Agreement;

(f)the words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision; and

(g)a reference to any statute, rule, or regulation includes any amendment thereto or any statute, rule, or regulation enacted or promulgated in replacement thereof or as the successor thereto.

27.Governing Law; Jurisdiction. All matters or issues relating to the interpretation, construction, validity, and enforcement of this Agreement shall be governed by the laws of the State of Texas, without giving effect to any choice-of-law principle that would cause the application of the laws of any jurisdiction other than Texas. Jurisdiction and venue of any action

Kian Granmayeh’s Employment Agreement	16

Exhibit 10.1

or proceeding relating to this Agreement or any Dispute must be brought, if at all, in a state district court in Harris County, Texas or federal district court in the Southern District of Texas, Houston Division. Each party submits to the jurisdiction of such courts and agrees not to raise any objection to such jurisdiction.

28.Binding Effect; Third Party Beneficiaries. Subject to Section 33, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, and to their respective heirs, executors, beneficiaries, personal representatives, successors and permitted assigns hereunder; otherwise this Agreement shall not be for the benefit of any third parties.

29.Entire Agreement; Amendment and Termination. This Agreement replaces and merges all previous agreements, amendments and discussions relating to the same or similar subject matters between Executive and Company (or any of its Affiliates) and constitutes the entire agreement between the Executive and the Company (and any of its Affiliates) with respect to the subject matter of this Agreement. Any existing employment agreement between the Executive and the Company (or any of its Affiliates) is hereby terminated, effective immediately. This Agreement may be amended, waived or terminated only by a written instrument that is identified as an amendment, waiver or termination hereto, and is executed on behalf of both Parties. Executive hereby acknowledges and represents that in executing this Agreement, he did not rely on, has not relied on, and specifically disavows any reliance on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement. The Parties represent that they relied on their own judgment, and on the advice of legal counsel for such Party, if applicable, in entering into this Agreement.

30.Section 409A.

(a)General. Any provisions of the Agreement that are subject to Section 409A of the Code and the regulations and other authoritative guidance issued thereunder (“Section 409A”), are intended to comply with all applicable requirements of Section 409A, or an exemption from the application of Section 409A, and shall be interpreted and administered accordingly. Notwithstanding any provision of this Agreement to the contrary, a termination of Employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit that constitutes “non-qualified deferred compensation” (within the meaning of Section 409A) upon or following a termination of the Executive’s Employment unless such termination is also a “separation from service” (as defined under Section 409A) (a “Separation from Service”) and, for purposes of any such provision, references herein to a “termination,” “termination of employment” or like terms shall mean a Separation from Service, if applicable. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.

(b)Specified Employee. Notwithstanding any provision of this Agreement to the contrary, if any payment or other benefit provided hereunder would be subject to additional taxes and interest under Section 409A because the timing of such payment is not delayed as required by Section 409A for a “specified employee” (as defined under Section 409A), then if the

Kian Granmayeh’s Employment Agreement	17

Exhibit 10.1

Executive is on the date of Executive’s Separation from Service a specified employee, any such payment or benefit that Executive would otherwise be entitled to receive during the first six months following the Separation from Service shall be accumulated and paid in a lump sum within ten (10) days after the date that is six months following the date of the Separation from Service, or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes and interest such as, for example, upon the Executive’s death. Any remaining payments due to Executive under this Agreement shall be paid as otherwise provided in this Agreement.

(c)Reimbursements and In-Kind Benefits. Notwithstanding any provision of this Agreement to the contrary, any reimbursements or in-kind benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Section 409A shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for other benefits.

(d)No Section 409A Representations. Notwithstanding the foregoing, the Company makes no representations, warranties, or guarantees regarding the tax consequences of this Agreement, or any payments made hereunder, under Section 409A or otherwise, and has advised the Executive to consult with Executive’s own tax advisor.

31.Survival of Certain Provisions. Provisions of this Agreement which by their terms must survive the termination of this Agreement shall survive any such termination of this Agreement or termination of Executive’s Employment, as applicable, including, without limitation, Executive’s obligations under Sections 9 through 16 and the Company’s obligations under Section 6.

32.Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of any party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach continues.

33.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its Affiliates (and its and their successors), as well as upon any person or entity acquiring, whether by merger, consolidation, purchase of assets, dissolution or otherwise, all or substantially all of the capital stock, business and/or assets of the Company (or its successor) regardless of whether the Company is the surviving or resulting entity. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, dissolution or otherwise) to all or substantially all of the capital stock, business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had

Kian Granmayeh’s Employment Agreement	18

Exhibit 10.1

occurred; provided, however, no such assumption shall relieve the Company or any of its Affiliates (or any successor thereof) of any of its duties or obligations hereunder unless otherwise agreed, in writing, by Executive.

This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representative, executors, administrators, successors, and heirs. In the event of the death of Executive while any amount is payable hereunder, all such amounts shall be paid to the Designated Beneficiary.

34.Notice. Each notice or other communication required or permitted under this Agreement shall be in writing and transmitted, delivered, or sent by personal delivery, prepaid courier or messenger service (whether overnight or same-day), or prepaid certified United States mail (with return receipt requested), addressed (in any case) to the other party at the address for that party set forth below that party’s signature on this Agreement, or at such other address as the recipient has designated by Notice to the other party, by electronic mail, delivery and read receipt required, or by facsimile, confirmation of delivery required.

Each notice or communication so transmitted, delivered, or sent (a) in person, by courier or messenger service, or by certified United States mail shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt, or the equivalent record of the courier or messenger, being deemed conclusive evidence of delivery or refusal), or (b) by telecopy or facsimile shall be deemed given received) and effective on the date of actual receipt (with the confirmation of transmission being deemed conclusive evidence of receipt, except where the intended recipient has promptly notified the other party that the transmission is illegible). Nevertheless, if the date of delivery or transmission is not a business day, or if the delivery or transmission is after 5:00 p.m. (local time) on a business day, the notice or other communication shall be deemed given, received, and effective on the next business day.

35.Deemed Resignations. Unless otherwise agreed to in writing by the Company and Executive prior to the termination of Executive’s Employment, any termination of Executive’s Employment shall constitute: (a) an automatic resignation of Executive as an officer of the Company and each Affiliate and subsidiary of the Company, as applicable, and (b) an automatic resignation of Executive from the Board (if applicable), from the board of directors of any Affiliate and subsidiary of the Company (if applicable), and from the board of directors or any similar governing body of any corporation, limited liability entity or other entity (i) in which the Company or any Affiliate or subsidiary holds an equity interest and (ii) with respect to which board or similar governing body the Executive serves as the Company’s or such Affiliate’s or subsidiary’s designee or other representative (if applicable).

36.Executive Acknowledgment. Executive acknowledges (a) being knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, (b) having read this Agreement and understanding its terms and conditions, (c) having been given an ample opportunity to discuss this Agreement with his personal legal counsel prior to execution, and (d) that no strict rules of construction shall apply for or against the drafter or any other party. Executive hereby represents that he is free to enter into this Agreement including, without limitation, that he is not subject to any covenant not to compete, confidentiality agreement or

Kian Granmayeh’s Employment Agreement	19

Exhibit 10.1

other restrictive agreement or covenant, with former employer or otherwise, that could conflict with this Agreement or his duties hereunder.

37.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party hereto, but together signed by both Parties.

IN WITNESS WHEREOF, Executive has executed this Agreement, the Company has caused this Agreement to be executed in its name and on its behalf by its duly authorized officer, to be effective as of the Effective Date.
EXECUTIVE:

/s/ Kian Granmayeh
Kian Granmayeh

Address for Notices:
44 Hedwig Circle
Houston, Texas 77024

COMPANY:

CARRIAGE SERVICES, INC.

By:    /s/ Mel Payne
Name:     Mel Payne
Title:     Chairman of the Board &
    Chief Executive Officer

Address for Notices:
Carriage Services, Inc.
3040 Post Oak Blvd, Suite 300
Houston, Texas 77056
Attn: General Counsel

[End of Signatures.]

Kian Granmayeh’s Employment Agreement	20

Exhibit 10.1

Schedule I

1.    The following entities, together with all Affiliated Parties thereof:

Service Corporation International
StoneMor Partners LP
NorthStar Memorial Group, LLC
Park Lawn Corporation
Legacy Funeral Group, LLC
Foundation Partners Group, LLC

For purposes of this Schedule I, an “Affiliated Party” of an entity is an entity that directly or indirectly controls, is under the control of or is under common control with such entity.

2.    Any new entity which may hereafter be established which acquires any combination of ten or more funeral homes and/or cemeteries from any of the entities described in Section 1 of this Schedule I.

3.    Any funeral home, cemetery or other death care enterprise which is managed by any entity described in Section 1 or 2 of this Schedule I.

Kian Granmayeh’s Employment Agreement	21